AMENDMENT NO. 1

TO

PURCHASE AGREEMENT

This Amendment No. 1 to the Purchase Agreement (“Amendment”), dated May 29, 2019, is by and between Quest Solution, Inc., a Delaware corporation with an address at 860 Conger Street, Eugene, Oregon 97406 (the “Buyer” or the “Company”), Walefar Investments, Ltd. (“Walefar”) and Campbeltown Consulting, Ltd. (“Campbeltown”). Walefar and Campbeltown are collectively referred to as the “Sellers”. Campbeltown, Walefar and the Company are collectively referred to as the “Parties”.

WHEREAS, the parties entered into a Purchase Agreement on October 5, 2018 (the “Purchase Agreement”) whereby the Buyer purchased 100% of the capital stock of HTS Image Processing, Inc. from the Sellers; and

WHEREAS, Section 1.3 of the Purchase Agreement provides that “the aggregate consideration to be paid by the Buyer to the Sellers in exchange for the HTS Stock shall be an amount of shares of the Company’s common stock (the “Share Consideration”), having a value of $7,000,000 based on the average closing price of the common stock for the 20 days’ preceding the closing of the Transaction (the “Per Share Value”), and up to $1,000,000 in the form of cash and a promissory note (the “Cash Consideration”). The Stock Consideration and the Cash Consideration is collectively referred to as the “Consideration”. The $7.0 million payable in stock shall be adjusted by the Net Working Capital (AR + inventory + cash – AP - $20,000 for audit fees) which includes approximately $1,000,000, which is payable to the Buyer and reduced by the amount of money owed by HTS to banks and other financial institutions in the amount of $2,019,207, and increased by the cash amount balance as of the date hereof to comply with Enterprise Value calculation”.

WHEREAS, as a result of certain errors in calculating the Net Working Capital it was determined that the amount of shares of the Company’s common stock that should have been issued based on the formula and the other share give back provisions (the “Share Give Bank Provisions”) contained in the Purchase Agreement was less than the 22,452,954 shares issued to the Sellers and should have been 11,368,297 shares which represents a difference of 11,084,657 shares.

WHEREAS, the parties wish to amend the Purchase Agreement as set forth below, with the understanding that all other provisions of the Purchase Agreement shall remain unchanged;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1.	Campbeltown hereby agrees to immediately return 5,542,329 shares to the Company for cancellation and Walefar hereby agrees to immediately return 5,542,328 shares to the Company for cancellation to adjust the aggregate consideration paid to the Sellers in accordance with the Share Give Back Provisions of the Purchase Agreement.

2.	The Company and the Sellers agree that the total of 11,084,657 shares to be returned to the Company shall represent the total number of shares to be cancelled and that the Company shall have no further claims under the Share Give Back Provisions of the Purchase Agreement.

3.	The requirement for HTS to provide unaudited, reviewed financial statements for the nine-month period ended September 30, 2018 is hereby waived.

4.	Except as modified hereby the terms and conditions of the Purchase Agreement shall remain unchanged and in full force and effect. All capitalized terms not otherwise defined herein shall have the meaning attributed to them in the Purchase Agreement.

IN WITNESS WHEREOF, the parties have executed this agreement as of May 29, 2019.

[Signature Page Follows]

[Signature Page to Amendment No. 1 to Purchase Agreement]

QUEST SOLUTION, INC.

By:	/s/ Shai Lustgarten
Name:	Shai Lustgarten
Title:	CEO

WALEFAR INVESTMENTS, LTD.

By:	/s/ Shai Lustgarten
Shai Lustgarten

CAMPBELTOWN CONSULTING, LTD.

By:	/s/ Carlos Jaime Nissensohn
Carlos Jaime Nissensohn